Exhibit 99.2
Codex DNA Reports Third Quarter 2021 Financial Results

SAN DIEGO – November 9, 2021 – Codex DNA, Inc. (Nasdaq: DNAY), a pioneer in automated benchtop synthetic biology systems, today reported financial results for the third quarter ended September 30, 2021.

“Our passion for innovation and vision to accelerate the creation of novel, synthetic biology-enabled solutions are what drives us every day,” said Todd R. Nelson, PhD, CEO of Codex DNA. “This passion is reflected in the outstanding progress we’ve made in our innovative enzymatic DNA synthesis program and other R&D initiatives. In addition, we had a record quarter of BioXp™ system unit and kit sales, and we announced a highly strategic acquisition of Eton Bioscience, which better positions us for long-term success.”

Recent Highlights
Continued to execute in all areas of our growth strategy:
•Increased total revenue by 70% over prior year period
•Experienced a record high number of BioXp systems sold and BioXp kit revenues
•Expanded our customer base across all major geographic regions
•Released a full-length synthetic genome for the highly infectious SARS-CoV-2 delta variant
•Executed key hiring throughout the organization

Progressed in our research and development programs:
•Achieved important milestones in our enzymatic DNA synthesis program, including synthesis of genes up to 1,800 base pairs in length, production of guide RNAs for CRISPR Cas9 genome editing, production of PCR primers, and completion of an early prototype of the BioXp oligo printer system
•Prepared for a fourth-quarter launch of CleanCap® mRNA capping technology in our suite of automated mRNA synthesis kits for the BioXp system along with our biofoundry services offerings
•On track for a third quarter 2022 launch of the higher throughput BioXp 9600 instrument

Announced plans to acquire Eton Bioscience
•Enhances overall value proposition for BioXp products and biofoundry services offering with highly complementary synthetic biology products and services
•Provides opportunity to improve cost, quality, and availability of key raw materials, with potential to improve gross margins
•Supports our enzymatic DNA synthesis program

Third Quarter 2021 Financial Results
•Revenue was $2.8 million for the third quarter 2021, a 70% increase from $1.6 million for the same period in the prior year. This growth was primarily driven by product sales due to new product introductions. Royalties and other revenue also grew due to an increase in revenue related to the licensing of our products and collaboration research program revenue.
•Cost of revenue for the third quarter 2021 was $1.6 million, compared to $0.7 million for the same period in the prior year. The increase of $0.9 million was primarily driven by higher raw material costs associated with reagents sales and biofoundry services, higher instrument units sold, and costs related to our collaboration research programs.
•Operating expenses were $10.6 million for the third quarter 2021, compared to $5.2 million for the same period in the prior year. This increase was driven by headcount expansion across our business, primarily in our commercial, research and development and general and

Exhibit 99.2
administrative organizations. The increased personnel expense relates to sales and marketing efforts, particularly in our European region, increased product development efforts, and hiring of new leadership and professional support staff. Other expense increases were related to professional services, R&D material costs, facility costs and insurance costs.
•Net loss was $9.8 million for the third quarter 2021, compared to $4.5 million in the same period in the prior year. Net loss per share was $0.34 for the third quarter of 2021, compared to $0.89 for the corresponding prior year period.
•Cash and cash equivalents were $109.8 million as of September 30, 2021. In addition, the Company has approximately $14.6 million of debt outstanding.

Webcast and Conference Call Information
Company management will host a conference call today, Tuesday, November 9, 2021, at 2:00 p.m. Pacific Time / 5:00 p.m. Eastern Time to discuss the financial results and other recent corporate highlights.

The press release and live audio webcast can be accessed via the Investor section of the Company’s website at www.codexdna.com. The conference call can be accessed by dialing (888) 705-0127 (domestic) or +1 (409) 937-8880 (international) and referring to conference ID 3669005. Please log in approximately 5-10 minutes before the event to ensure a timely connection. The archived webcast will remain available for replay on Codex DNA’s website for 30 days.

About Codex DNA
Codex DNA is empowering scientists with the ability to create novel, synthetic biology-enabled solutions for many of humanity’s greatest challenges. As inventors of the industry-standard Gibson Assembly® method and the first commercial automated benchtop DNA and mRNA synthesis system, Codex DNA is enabling rapid, accurate, and reproducible writing of DNA and mRNA for numerous downstream markets. The company’s award-winning BioXp™ system consolidates, automates, and optimizes the entire synthesis, cloning, and amplification workflow. As a result, it delivers virtually error-free synthesis of DNA/RNA at scale within days and hours instead of weeks or months. Scientists around the world are using the technology in their own laboratories to accelerate the design-build-test paradigm for novel, high-value products for precision medicine, biologics drug discovery, vaccine and therapeutic development, genome editing, and cell and gene therapy. Codex DNA is a public company based in San Diego. For more information, visit codexdna.com.
Codex DNA, the Codex DNA logo, Gibson Assembly, and BioXp are trademarks of Codex DNA Inc.
Forward-Looking Statements
This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding scaling our operations and growing our customer base, progress made on achieving our corporate goals, the future release of products and services, the contribution that Eton Bioscience will make to our business and the overall strength of our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our Quarterly Report on Form 10-Q filing made with the Securities and Exchange Commission on November 10, 2021. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Codex DNA disclaims any obligation to update these forward-looking statements.

Exhibit 99.2

Codex DNA, Inc.
Selected Statements of Operations Financial Data
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,			
	2021		2020		2021		2020	
Revenue:								
Product sales	$	2,180	$	1,285	$	6,099	$	3,720
Royalties and other revenue		606		350		1,866		919
Total revenue		2,786		1,635		7,965		4,639
Cost of revenue		1,624		739		4,548		1,933
Gross Profit		1,162		896		3,417		2,706
Operating expenses:								
Research and development		3,593		2,345		9,217		6,263
Sales and marketing		2,955		1,861		7,881		4,758
General and administrative		4,055		990		9,596		2,876
Total operating expenses		10,603		5,196		26,694		13,897
Loss from operations		(9,441)		(4,300)		(23,277)		(11,191)
Interest expense, net		(381)		(169)		(1,001)		(502)
Change in fair value of derivative liabilities		15		12		(1,532)		(655)
Loss on extinguishment of debt		—		—		(618)		—
Other expense, net		(13)		(6)		(29)		(77)
Provision for income taxes		(4)		(2)		(10)		(2)
Net loss and comprehensive loss	$	(9,824)	$	(4,465)	$	(26,467)	$	(12,427)
Net loss per share, basic and diluted	$	(0.34)	$	(0.89)	$	(1.83)	$	(2.49)
Weighted average common shares used to compute net loss per share, basic and diluted		29,299,769		5,001,035		14,485,161		5,000,442

Exhibit 99.2
Contact:
Richard Lepke
Director of Investor Relations
(619) 840-5392
RichardL@codexdna.com